Exhibit (h.46)

BLACKROCK FUND ADVISORS

400 HOWARD STREET

SAN FRANCISCO, CA 94105

Re:	Custodian’s Use of, and Participation in, the Digital Debt Service

Dear BlackRock,

We refer to the Master Services Agreement, dated December 7, 2021 (as amended from time to time, the “Master Services Agreement”), by and among JPMorgan Chase Bank, N.A., a national banking association (“Provider”), the entities (and respective funds and series thereof) set forth in Exhibit A thereto (each, a “BFA Recipient”), and BlackRock Fund Advisors (“BFA”), acting on behalf of each of the BFA Recipients, (Provider, BFA Recipient, and BFA collectively, the “Parties”) pursuant to which Provider provides certain custody services to applicable BFA Recipients.

We understand that certain of the BFA Recipients, acting through BFA, would like to participate in the Digital Debt Service on the Kinexys Digital Assets Network, a novel application of blockchain technology (the “Digital Debt Service”) that is governed by its own set of rules, terms, and conditions (the “Digital Debt Service Terms”). In accordance with BFA’s request and Section 3.1(b) of the Master Services Agreement, the Parties have agreed to execute this letter, which shall apply solely in relation to those BFA Recipients identified in Exhibit 1 attached hereto that have elected to participate in the Digital Debt Service (each entity in its separate capacity, severally but not jointly, a “BFA DDS Recipient”).

Capitalized terms used in this letter, unless defined herein, shall have the meanings given to such terms as set forth in the Digital Debt Service Terms or the Master Services Agreement, as applicable.

BFA DDS Recipient, acting through its agent BFA, understands and agrees that:

1.	JPMorgan Chase Bank, N.A. is acting as both the Digital Debt Service Securities Intermediary and Provider;

2.	Provider shall utilize Digital Debt Service Securities Intermediary as a Sub-Custodian in accordance with Section 3.7(a) of the Master Services Agreement;

3.	Digital Debt Service Securities Intermediary is an “intermediary custodian” as that term is defined in Rule 17f-4 of the 1940 Act;
4.	participating in the Digital Debt Service may involve risks of loss or other burdens and costs; and

5.	it remains responsible for assessing and managing investment-related exposures (but not custody- related exposures) arising from participation in the Digital Debt Service.

Provider represents, warrants and agrees that it will provide custody services in connection with the Digital Debt Service in a manner that meets the requirements of the Master Services Agreement including its use of Digital Debt Service Securities Intermediary in accordance with Section 3.7(a) of the Master Services Agreement.

Provider and BFA DDS Recipient, acting through its agent BFA, agree that with respect to the Digital Debt Service only, Section 3.7(b) of the Master Services Agreement is amended and restated as follows:

(b) Provider shall not be responsible or liable for any Losses by any BFA DDS Recipient, or any persons claiming through them, arising as a result of: the insolvency of a Sub-Custodian used by Provider in the United States, except to the extent such Losses are a result of Provider’s failure to exercise the required Standard of Care in its selection, retention, monitoring or use of such Sub- Custodian. Provider will be responsible for the acts and omissions of any (x) Sub-Custodian that does not meet the requirements set forth in Section 3.7(a)(i)(A), and (y) Sub-Custodian for which Provider does not exercise the required Standard of Care in the retention, monitoring or use of such Sub-Custodian. Except as may otherwise be agreed to by the parties hereto, Provider, solely in its capacity as custodian to the Fund under the Master Services Agreement and not in any other capacity, shall not be responsible or liable for any Losses by any BFA DDS Recipient, or any persons claiming through them, arising as a result of the acts and omissions of any Sub-Custodian that meets the requirements set forth in Section 3.7(a)(i)(A) so long as Provider has exercised the required Standard of Care in the retention, monitoring and use of such Sub-Custodian. For the avoidance of doubt, the Parties recognize and agree that the JPMorgan Chase Bank, N.A., a national banking association, provides the Digital Debt Services to the BFA DDS Recipients pursuant to the terms of other agreements for the benefit of the BFA DDS Recipients and this provision is not meant to supersede those agreements.

Notwithstanding the foregoing, (i) nothing herein is intended to limit or exclude Digital Debt Service Security Intermediary’s liability for damages under the Digital Debt Service Terms, and (ii) Provider agrees that its provision of custody services in connection with the Digital Debt Service shall not otherwise modify or reduce its Standard of Care, liability and indemnification obligations under the Master Services Agreement.

BFA DDS Recipient, acting through its agent BFA, also agrees that instructions relating to Securities represented on the Digital Debt Service will be sent to Provider via the Digital Debt Service and such instructions shall constitute Proper Instructions, as defined under the Master Services Agreement

[signatures on next page]

JPMORGAN CHASE BANK, N.A.

By:
Name:	Chris Ega
Title:	Vice President

Acknowledged and agreed by

BLACKROCK FUND ADVISORS, acting on behalf of each BFA DDS Recipient listed in Exhibit 1 to this letter:

By:
Name:
Title:

iSHARES U.S. ETF TRUST

By:
Name:
Title:

3

Exhibit 1

List of BFA DDS Recipients

iShares Short Maturity Municipal Bond Active ETF

4